As filed with the Securities and Exchange Commission on April 1, 2015

Registration No. 333-163151

Registration No. 333-167112

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-3 REGISTRATION STATEMENT NO. 333-163151

FORM S-3 REGISTRATION STATEMENT NO. 333-167112

UNDER

THE SECURITIES ACT OF 1933

Salix Pharmaceuticals, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-3267443
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

(919) 862-1000

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert R. Chai-Onn

Executive Vice President, General Counsel and Secretary

Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

(919) 862-1000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Alison S. Ressler

Sarah P. Payne

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

(310) 712-6600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒	Accelerated filer	☐

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DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed by Salix Pharmaceuticals, Ltd. (the “Company”) on Form S-3 (collectively, the “Registration Statements”).

•	Registration Statement No. 333-163151, originally filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2009; and

•	Registration Statement No. 333-167112, originally filed with SEC on May 27, 2010.

The Company is filing these Post-Effective Amendments to its Registration Statements to withdraw and remove from registration any unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

On April 1, 2015, pursuant to the Agreement and Plan of Merger, dated as of February 20, 2015 (as amended, the “Merger Agreement”), by and among the Company, Valeant Pharmaceuticals International (“VPI”), a Delaware corporation and a wholly-owned subsidiary of Valeant Pharmaceuticals International, Inc., a British Columbia corporation (“Valeant”), Sun Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of VPI (“Purchaser”), and for the limited purposes set forth therein, Valeant, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of VPI.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this April 1, 2015.

Salix Pharmaceuticals, Ltd.

By:	/s/ Robert R. Chai-Onn
	Name:	Robert R. Chai-Onn
	Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.